UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒     Preliminary Proxy Statement

☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐     Definitive Proxy Statement

☐     Definitive Additional Materials

☐     Soliciting Material Under Rule 14a-12

PHARMACYTE BIOTECH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒     No fee required.

☐     Fee previously paid with preliminary materials.

☐     Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PHARMACYTE BIOTECH, INC.

3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169

______________, 2023

To Our Stockholders:

You are cordially invited to attend the special meeting of stockholders of PharmaCyte Biotech, Inc. to be held at 11:00 a.m. Eastern Time on Thursday, August 31, 2023. We have decided to hold this special meeting virtually via live webcast on the internet because hosting a virtual special meeting enables greater stockholder attendance and participation from any location around the world, improves meeting efficiency and our ability to communicate effectively with our stockholders, and reduces the cost and environmental impact of the special meeting. You will be able to attend the special meeting, vote and submit your questions during the special meeting by visiting www.virtualshareholdermeeting.com/PMCB2023SM. You will not be able to attend the special meeting in person.

This special meeting of stockholders was originally scheduled to be held on July 7, 2023, but we decided to postpone the meeting to August 31, 2023, in accordance with Nevada law and with our bylaws, in order to add a new proposal for our stockholders to consider.

Details regarding the meeting, the business to be conducted at the meeting, and information about PharmaCyte Biotech, Inc. that you should consider when you vote your shares are described in the accompanying proxy statement.

At the special meeting, we will ask stockholders (i) to authorize, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of our common stock underlying shares of convertible preferred stock and warrants issued by us pursuant to the terms of that certain Securities Purchase Agreement, dated May 9, 2023, by and among PharmaCyte Biotech, Inc. and the investors named therein, in an amount equal to or in excess of 20% of our common stock outstanding before the issuance of such convertible preferred stock and warrants (including any amortization payments made to the holders of convertible preferred stock in the form of issuance of shares of common stock and upon the operation of anti-dilution provisions contained in such convertible preferred stock and warrants), and (ii) to approve a proposed amendment to the PharmaCyte Biotech, Inc. articles of incorporation, as amended, to increase the number of authorized shares of common stock from 133,333,334 to 200,000,000. Our board of directors recommends the approval of these proposals. Such other business will be transacted as may properly come before the special meeting.

We hope you will be able to attend the special meeting. Whether or not you plan to attend the special meeting, we hope you will vote promptly. Information about voting methods is set forth in the accompanying proxy statement.

Thank you for your continued support of PharmaCyte Biotech, Inc. We look forward to seeing you at the special meeting.

Sincerely,

/s/ Joshua N. Silverman

Joshua N. Silverman

Interim Chief Executive Officer and Interim President

PHARMACYTE BIOTECH, INC.

3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169

______________, 2023

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TIME: 11:00 a.m. Eastern Time

DATE: Thursday, August 31, 2023

ACCESS:

The special meeting will be held at 11:00 a.m. Eastern Time on Thursday, August 31, 2023, virtually via live webcast on the Internet. You will be able to attend the special meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/PMCB2023SM and entering the 16-digit control number included in the Notice of Internet Availability or proxy card that you receive. For further information about the virtual special meeting, please see the Questions and Answers about the Meeting beginning on page 1.

PURPOSES:

1.	to authorize, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of our common stock underlying shares of convertible preferred stock and warrants issued by us pursuant to the terms of that certain Securities Purchase Agreement, dated May 9, 2023, by and among PharmaCyte Biotech, Inc. and the investors named therein, in an amount equal to or in excess of 20% of our common stock outstanding before the issuance of such convertible preferred stock and warrants (including any amortization payments made to the holders of convertible preferred stock in the form of issuance of shares of common stock and upon the operation of anti-dilution provisions contained in such convertible preferred stock and warrants);

2.	to approve a proposed amendment to the PharmaCyte Biotech, Inc. articles of incorporation, as amended, to increase the number of authorized shares of common stock from 133,333,334 to 200,000,000; and

3.	to transact such other business that is properly presented at the special meeting and any adjournments or postponements thereof.

WHO MAY VOTE:

You may vote if you were the record owner of PharmaCyte Biotech, Inc. common stock at the close of business on May 8, 2023.

All stockholders are cordially invited to attend the special meeting. Whether you plan to attend the special meeting or not, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the special meeting. If you participate in and vote your shares at the special meeting, your proxy will not be used.

BY ORDER OF OUR BOARD OF DIRECTORS

/s/ Joshua N. Silverman

Joshua N. Silverman

Interim Chief Executive Officer and Interim President

TABLE OF CONTENTS

Appendix

APPENDIX A – TEXT OF AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES

i

PRELIMINARY COPIES FILED PURSUANT TO RULE 14a-6(a)

PHARMACYTE BIOTECH, INC.

3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169

PROXY STATEMENT FOR THE PHARMACYTE BIOTECH, INC.

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON August 31, 2023

This proxy statement, along with the accompanying notice of special meeting of stockholders, contains information about the special meeting of stockholders of PharmaCyte Biotech, Inc., including any adjournments or postponements of the special meeting. We are holding the special meeting at 11:00 a.m., Eastern Time, on Thursday, August 31, 2023. For the reasons set forth in the cover letter to which this proxy statement is attached, this special meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend our special meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/PMCB2023SM. You will not be able to attend the special meeting in person.

This special meeting of stockholders was originally scheduled to be held on July 7, 2023, but we decided to postpone the meeting to August 31, 2023, in accordance with Nevada law and with our bylaws, in order to add a new proposal for our stockholders to consider.

In this proxy statement, we refer to PharmaCyte Biotech, Inc. as “PharmaCyte,” “the Company,” “we” and “us.”

This proxy statement relates to the solicitation of proxies by our board of directors for use at the special meeting.

On or about __________, 2023, we intend to begin sending this proxy statement, the attached Notice of Special Meeting of Stockholders and the enclosed proxy card to all stockholders entitled to vote at the special meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON APRIL 31, 2023

This proxy statement, the Notice of Special Meeting of Stockholders and our form of proxy card are available for viewing, printing and downloading at www.virtualshareholdermeeting.com/PMCB2023SM. To view these materials please have your 16-digit control number(s) available that appears on your proxy card. On this website, you can also elect to receive future distributions of our proxy materials to stockholders by electronic delivery.

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IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

Our board of directors (the “Board”) is soliciting your proxy to vote at the special meeting of stockholders to be held virtually, on Thursday, August 31, 2023 at 11:00 a.m. Eastern Time and any adjournments or any postponements of the meeting, which we refer to as the special meeting. This proxy statement, along with the accompanying Notice of Special Meeting of Stockholders, summarizes the purposes of the meeting and the information you need to know to vote at the special meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of Special Meeting of Stockholders and the proxy card because you owned shares of our common stock on the record date. We intend to commence distribution of the proxy materials to stockholders on or about ________, 2023.

Why are you seeking approval for the issuance of shares of common stock in connection with the financing transaction?

On May 9, 2023, we entered into a securities purchase agreement (the “Purchase Agreement”), pursuant to which we agreed to sell up to (i) an aggregate of 35,000 shares of our newly-designated Series B convertible preferred stock (the “Series B Preferred Stock”) with a stated value of $1,000 per share, initially convertible into up to 8,750,000 shares of our common stock at a conversion price (the “Conversion Price”) of $4.00 per share (the “Preferred Shares”), and (ii) warrants (the “Warrants”) to acquire up to an aggregate of 8,750,000 shares of common stock (the “Warrant Shares,” and the transactions contemplated by the Purchase Agreement, the “Offering”). The Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment in the event of any issuances of common stock, or securities convertible, exercisable or exchangeable for common stock, at a price below the then-applicable Conversion Price (subject to certain exceptions). We are required to redeem the Series B Preferred Stock in 14 equal monthly installments, commencing on November 9, 2023. The amortization payments due upon such redemption are payable, at our election, in cash, or subject to certain limitations, in shares of common stock valued at the lower of (i) the Conversion Price then in effect and (ii) the greater of (A) a 20% discount to the average of the three lowest closing prices of our common stock during the thirty trading day period immediately prior to the date the amortization payment is due or (B) the lower of (I) $0.556 and (II) 20% of the Minimum Price (as defined in Rule 5635 of the Rule of the Nasdaq Stock Market) on the date of receipt of shareholder approval hereunder; provided that if the amount set forth in clause B is the lowest effective price, we will be required to pay the amortization payment in cash. In certain situations, we may require holders to convert their Series B Preferred Stock into Preferred Shares. Further, the holders of the Series B Preferred Stock are entitled to dividends of 4% per annum, compounded monthly, which is payable in cash or shares of common stock at our option. To the extent the number of shares of common stock issued in connection with the Offering is greater than anticipated, the market price of our common stock could decline further.

Nasdaq Listing Rule 5635(d) generally requires us to obtain stockholder approval prior to issuing more than 20% of our outstanding shares of common stock under the Financing Transaction. For more information, see “Proposal 1: Issuance Proposal” contained elsewhere in this proxy statement.

Why Are You Holding a Virtual Special Meeting?

This special meeting will be held in a virtual meeting format only to enhance stockholder access, participation and communication.

Why Was the Original Virtual Special Meeting Postponed?

This special meeting of stockholders was originally scheduled to be held on July 7, 2023, but we decided to postpone the meeting to August 31, 2023, in accordance with Nevada law and with our bylaws, in order to add a new proposal for our stockholders to consider.

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If I Already Submitted my Proxy for the Virtual Special Meeting, do I Need to Submit my Proxy Again?

Yes. The proxy card enclosed with this proxy statement, unlike the proxy card previously furnished to you with the proxy statement dated June 5, 2023, references the Authorized Share Proposal. Since an additional proposal has been submitted, you will need to submit your proxy card again. We apologize for any inconvenience.

How Do I Access the Virtual Special Meeting?

The live webcast of the special meeting will begin promptly at 11:00 a.m. Eastern Time. Online access to the audio webcast will open 15 minutes prior to the start of the special meeting to allow time for you to log-in and test your device’s audio system. The virtual special meeting is running the most updated version of the applicable software and plugins. You should ensure you have a strong Internet connection wherever you intend to participate in the special meeting. You should also allow plenty of time to log in and ensure that you can hear streaming audio prior to the start of the special meeting.

Log-in Instructions. To be admitted to the virtual special meeting, you will need to log-in at www.virtualshareholdermeeting.com/PMCB2023SM using the 16-digit control number found on the proxy card or voting instruction card previously mailed or made available to stockholders entitled to vote at the special meeting.

What Happens if There Are Technical Difficulties during the Special Meeting?

Beginning 15 minutes prior to, and during, the special meeting, we will have technicians ready to assist you with any technical difficulties you may have accessing the virtual special meeting or voting at the special meeting. If you encounter any difficulties accessing the virtual special meeting during the check-in or meeting time, please call 844-986-0822 (US) or 303-562-9302 (international).

Who May Vote?

Only stockholders of record at the close of business on May 8, 2023 will be entitled to vote at the special meeting. On this record date, there were 16,793,980 shares of our common stock outstanding and entitled to vote. Our common stock is our only class of voting stock.

If on May 8, 2023, your shares of our common stock were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company LLC, then you are a stockholder of record.

If on May 8, 2023, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares at the special meeting unless you request and obtain a valid proxy from your broker or other agent.

You do not need to attend the special meeting to vote your shares. Shares represented by valid proxies, received in time for the special meeting and not revoked prior to the special meeting, will be voted at the special meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

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How Do I Vote?

Whether you plan to attend the special meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the Internet or telephone. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with our Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the special meeting.

Record Holders

If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer & Trust Company LLC, or you have stock certificates registered in your name, you may vote:

☐	By Internet or by telephone. Follow the instructions included in the proxy card to vote over the Internet or by telephone.

☐	By mail. If you received a proxy card by mail, you can vote by mail by completing, signing and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with our Board’s recommendations as noted below.

☐	At the time of the virtual special meeting. If you attend the virtual special meeting, you may vote your shares online at the time of the meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on August 30, 2023.

Beneficial Owners

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting may also be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the special meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the special meeting in order to vote.

How Does Our Board Recommend that I Vote on the Proposals?

Our Board recommends that you vote “FOR” the approval, for purposes of complying with Nasdaq Listing Rule 5635(d), of the issuance of shares of our common stock underlying the Series B Preferred Stock and Warrants issued by us pursuant to the terms of the Purchase Agreement in an amount equal to or in excess of 20% of our common stock outstanding before the issuance of such Preferred Shares and Warrants (including any amortization payments made to the holders of convertible preferred stock in the form of issuance of shares of common stock and upon the operation of anti-dilution provisions contained in such convertible preferred stock and warrants) (collectively, the “Issuance Proposal”).

Our Board also recommends that you vote “FOR” the amendment to PharmaCyte’s Articles of Incorporation, as amended (the “PharmaCyte Charter”) to increase the number of authorized shares of common stock from 133,333,334 to 200,000,000 (the “Authorized Share Proposal”).

If any other matter is presented at the special meeting, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with the proxy holder’s best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the special meeting, other than those discussed in this proxy statement.

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May I Change or Revoke My Proxy?

If you give us your proxy after receiving this proxy statement, you may change or revoke it at any time before the special meeting. You may change or revoke your proxy in any one of the following ways:

☐	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

☐	by re-voting by Internet or by telephone as instructed above;

☐	by notifying PharmaCyte’s Interim President in writing before the special meeting that you have revoked your proxy; or

☐	by attending the virtual special meeting and voting your shares online at the meeting. Attending the special meeting virtually will not in and of itself revoke a previously submitted proxy.

Your most current vote, whether by proxy via telephone, Internet, proxy card, or virtually at the meeting, is the one that will be counted.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares does not have the authority to vote your unvoted shares without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the special meeting and in the manner you desire.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

The affirmative vote of the holders of a majority of the total votes cast in person or by proxy at the special meeting is required to approve the Issuance Proposal. Abstentions will be treated as votes against this proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal.

The affirmative vote of a majority of the Company’s outstanding common stock is required to approve the Authorized Share Proposal. Abstentions and broker non-votes, if any, will be treated as votes against this proposal. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal.

Where Can I Find the Voting Results of the Special Meeting?

The preliminary voting results will be announced at the special meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the special meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

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What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

We have engaged Alliance Advisors, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $25,000 in total.

What Constitutes a Quorum for the Special Meeting?

The presence, in person or by proxy, of the holders of one third of the voting power of all outstanding shares of our common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. Votes and abstentions of stockholders of record who are present at the special meeting in person or by proxy are counted for purposes of determining whether a quorum exists.

Who should I contact if I have any questions about how to vote?

If you have any questions about how to vote your shares, you may contact our proxy solicitor at:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor Bloomfield, NJ 07003

Telephone: (844) 717-2319

Attending the Special Meeting

The special meeting will be held in a virtual meeting format only. To attend the virtual special meeting, go to www.virtualshareholdermeeting.com/PMCB2023SM shortly before the meeting time, and follow the instructions for downloading the Webcast. If you miss the special meeting, you can view a replay of the Webcast at www.virtualshareholdermeeting.com/PMCB2023SM until one year from the date of the meeting. You need not attend the special meeting in order to vote.

Householding of Disclosure Documents

Some brokers or other nominee record holders may be sending you a single set of our proxy materials if multiple PharmaCyte stockholders live in your household. This practice, which has been approved by the SEC, is called “householding.” Once you receive notice from your broker or other nominee record holder that it will be “householding” our proxy materials, the practice will continue until you are otherwise notified or until you notify them that you no longer want to participate in the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

We will promptly deliver a separate copy of our proxy materials to you if you write or call our Interim President at: 3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169. If you want to receive your own set of our proxy materials in the future or, if you share an address with another stockholder and together both of you would like to receive only a single set of proxy materials, you should contact your broker or other nominee record holder directly or you may contact us at the above address and phone number.

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Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail.

You can choose this option and save us the cost of producing and mailing these documents by:

☐	following the instructions provided on your proxy card; or

☐	following the instructions provided when you vote over the Internet.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 19, 2023 for (a) the executive officers named in the Summary Compensation Table on page 19 of our proxy statement related to our annual meeting of stockholders that was filed the with the SEC on November 25, 2022, (b) each of our directors, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of May 19, 2023 pursuant to the exercise of options or warrants or the vesting of restricted stock units to be outstanding for the purpose of computing the percentage ownership of such individual or group, but those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders.

Under the terms of certain of our outstanding warrants, holders may not exercise the warrants to the extent such exercise would cause such holder, together with its affiliates, to beneficially own a number of shares of our common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination common stock issuable upon exercise of the warrants which have not been exercised. The number of shares of common stock beneficially owned do not reflect these limitations.

Unless otherwise indicated below, the address for each beneficial owner listed is c/o PharmaCyte Biotech, Inc., 3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169. Percentage of ownership is based on 16,793,980 shares of common stock outstanding on May 19, 2023.

Name and Address of Beneficial Owner(1)	Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned(2)
More than 5% stockholders:
Richard Abbe (1) (2)	1,669,869	9.78%
Entities affiliated with Iroquois Capital Management, LLC (1)	1,517,499	8.93%
Entities affiliated with Sabby Management, LLC (3)	934,456	5.56%
Entities affiliated with Intracoastal Capital LLC (4)	1,735,189	9.96%
Daniel B. Asher (4) (5)	2,065,883	11.86%
Directors, Officers and Named Executive Officers:
Kenneth L. Waggoner (6)	35,000	*
Gerald W. Crabtree (7)	15,600	*
Joshua N. Silverman	50,000	*
Carlos A. Trujillo (8)	18,400	*
Jonathan L. Schechter	50,000	*
Michael M. Abecassis (9)	4,471	*
Robert Weinstein	0	*
Wayne R. Walker	0	*
All current directors and executive officers as a group (six persons)	173,471	1.03%

*Represents beneficial ownership of less than 1% of the outstanding shares.

(1)	Includes (i) 1,321,499 shares and (ii) 196,000 shares underlying warrants owned by Iroquois Master Fund Ltd. (“Iroquois Master Fund”). This information is based solely on the Schedule 13D/A filed with the SEC by Richard Abbe, Kimberly Page, Iroquois Master Fund, Iroquois Capital Management, LLC (“Iroquois Capital”) and certain other related parties not meeting the 5% threshold (collectively, the “Iroquois Parties”) on August 15, 2022. The Iroquois Parties made a single, joint filing to reflect the formation of a “group” within the meaning of Section 13(d)(3) of the Exchange Act. Ms. Page serves as a director of Iroquois Master Fund. Iroquois Capital serves as the investment manager for Iroquois Master Fund, and Mr. Abbe serves as the president of Iroquois Capital. Each Iroquois Party disclaims beneficial ownership of the shares that he, she or it does not directly own and except to the extent of his, her or its pecuniary interest therein. The address of the Iroquois Parties is 2 Overhill Road, Suite 400, Scarsdale, New York 10583.

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(2)	Includes (i) 68,370 shares and (ii) 84,000 shares issuable upon the exercise of warrants owned by Iroquois Capital Investment Group LLC, for which Mr. Abbe serves as managing member.

(3)	This information is based on the Schedule 13G/A filed with the SEC on January 10, 2023 by Sabby Volatility Warrant Master Fund, Ltd., Sabby Management, LLC and Hal Mintz (collectively, “Sabby”). Sabby reported sole and shared voting and sole and shared dispositive power of 934,456 shares of common stock. Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. Hal Mintz is the Manager of Sabby Management, LLC and in such capacity has the right to vote and dispose of the securities held by Sabby Volatility Warrant Master Fund, Ltd. The address of Sabby is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands.

(4)	This information is based on the Schedule 13G/A filed with the SEC on February 8, 2023 by Mitchell P. Kopin, Daniel B. Asher and Intracoastal Capital LLC (“Intracoastal”). The 1,735,189 shares consist of (i) 1,106,042 shares of common stock held by Intracoastal and (ii) 629,147 shares of common stock issuable upon exercise of warrants held by Intracoastal. Mr. Kopin is the manager of Intracoastal. The address of Mr. Kopin and Intracoastal is c/o Intracoastal Capital, LLC, 245 Palm Trail, Delray Beach, Florida 33483. The address of Mr. Asher is 111 W. Jackson Boulevard, Suite 2000, Chicago, Illinois 60604.

(5)	Includes (i) 1,106,042 shares held by Intracoastal, (ii) 330,694 shares held by Mr. Asher and (iii) 629,147 shares of common stock issuable upon exercise of warrants held by Intracoastal.

(6)	Includes 12,000 shares issuable upon the exercise of options to purchase common stock and 23,000 shares upon the vesting of restricted stock units. Mr. Waggoner resigned from all positions with the Company effective October 6, 2022.

(7)	Includes 4,000 shares issuable upon the exercise of options to purchase common stock and 11,600 shares upon the vesting of restricted stock units. Mr. Crabtree resigned from all positions with the Company effective October 12, 2022.

(8)	Includes 8,000 shares issuable upon the exercise of options to purchase common stock and 10,400 shares upon the vesting of restricted stock units.

(9)	Includes 1,670 shares issuable upon the exercise of options to purchase common stock and 2,801 shares upon the vesting of restricted stock units.

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ISSUANCE PROPOSAL

(Notice Item 1)

Background and Description of Proposal

Financing Transaction

On May 9, 2023, we entered into the Purchase Agreement with certain accredited investors (the “Investors”), pursuant to which we agreed to sell to the Investors (i) an aggregate of 35,000 shares of Series B Preferred Stock, initially convertible into up to 8,750,000 Preferred Shares at the Conversion Price, and (ii) Warrants to acquire up to an aggregate of 8,750,000 Warrant Shares. The Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment in the event of any issuances of common stock, or securities convertible, exercisable or exchangeable for common stock, at a price below the then applicable Conversion Price (subject to certain exceptions). We are required to redeem the Series B Preferred Stock in 14 equal monthly installments, commencing on November 9, 2023. The amortization payments due upon such redemption are payable, at our election, in cash, or subject to certain limitations, in shares of common stock valued at the lower of (i) the conversion price then in effect and (ii) the greater of (A) a 20% discount to the average of the three lowest closing prices of our common stock during the thirty trading day period immediately prior to the date the amortization payment is due or (B) the lower of (I) $0.556 and (II) 20% of the Minimum Price (as defined in Rule 5635 of the Rules of the Nasdaq Stock Market) on the date of receipt of shareholder approval hereunder; provided that if the amount set forth in clause B is the lowest effective price, we will be required to pay the amortization payment in cash. In certain situations, we may require holders to convert their Series B Preferred Stock into Preferred Shares. Further, the holders of the Series B Preferred Stock are entitled to dividends of 4% per annum, compounded monthly, which is payable in cash or shares of common stock at our option. To the extent the number of shares of common stock issued in connection with the Offering is greater than anticipated, the market price of our common stock could decline further. The Preferred Shares, the Warrant Shares, the shares of common stock issuable as amortization payments as well as any shares of common stock paid as dividends are collectively referred to as “Conversion Shares.”

Rule 5635 of the Rules of the Nasdaq Stock Market requires that a listed company seek shareholder approval in certain circumstances, including, prior to the issuance, in a transaction other than a public offering, of more than 20% of the company’s outstanding common stock or voting power outstanding before the issuance, at a price that is less than the Minimum Price (as defined in Rule 5635 of the Rules of the Nasdaq Stock Market). In connection with the Offering, we agreed to seek approval by our stockholders for the issuance of Conversion Shares. The Series B Preferred Stock is initially convertible into up to 8,750,000 shares of our common stock at the Conversion Price. In the event that the Company in its sole discretion determines to make the accrued dividends and amortization payments in shares of common stock and the price per share is less than the Conversion Price, the number of shares of common stock to be issued would be greater than the number of shares at which the Series B Preferred Stock is initially convertible. In the event that the Company in its sole discretion determines to make the accrued dividends and amortization payments in shares of common stock and the price per share is equal to the Floor Price, the number of shares of common stock to be issued would be substantially greater than the number of shares at which the Series B Preferred Stock is initially convertible.

Reasons for the Financing

In determining to proceed with the Offer, we considered the ongoing evaluation of our current assets, which are intended to address a highly unmet medical need in pancreatic cancer. Given that we are unable at this point to provide a definitive timeline on when such evaluation will be complete or what the next steps will be following such evaluation, we believe that the Offering, which yielded gross proceeds of approximately $35 million, was a strategic financing as we await the results of the evaluation. In addition, given this uncertainty, our management and Board of Directors believed it was in the best interests of the Company and its shareholders to commence a cash tender offer for up to 7,750,000 shares of our common stock at a price per share equal to $3.25, less any applicable withholding taxes and without interest, to provide stockholders the opportunity to have their shares purchased at a premium, while allowing those stockholders who wish to remain to increase their relative percentage ownership in us at no cost to them. We also believe that the anti-dilution protections contained in the Series B Preferred Stock and Warrants were reasonable in light of market conditions and the size and type of the Offering, and that we would not have been able to complete the sale of the Series B Preferred Stock and Warrants unless such anti-dilution provisions were offered.

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Securities Purchase Agreement

On May 9, 2023, we entered into the Purchase Agreement with the Investors, pursuant to which we agreed to sell to the Investors (i) an aggregate of 35,000 shares of Series B Preferred Stock, initially convertible into up to 8,750,000 Preferred Shares at an initial conversion price of $4.00 per share and (ii) Warrants to acquire up to an aggregate of 8,750,000 Warrant Shares. We received total gross proceeds of approximately $35 million from the Offering. The Purchase Agreement obligates us to indemnify the Investors and various related parties for certain losses including those resulting from (i) any misrepresentation or breach of any representation or warranty made by us, (ii) any breach of any obligation of ours, and (iii) certain claims by third parties.

The Purchase Agreement contains representations and warranties of us and the Investors, which are typical for transactions of this type. In addition, the Purchase Agreement contains customary covenants on our part that are typical for transactions of this type, as well as the following additional covenants: (i) until all Warrants are exercised, we agreed not to enter into any variable rate transactions; (ii) we agreed to offer to the Investors, until the later of no Series B Preferred Stock being outstanding and the maturity date of the Series B Preferred Stock, the opportunity to participate in any subsequent securities offerings by us; and (iii) we agreed to use our best efforts to hold a stockholder meeting, at which we would solicit our stockholders’ affirmative vote for approval of our issuance of the maximum Conversion Shares upon conversion of the Series B Preferred Stock and the maximum Warrant Shares upon exercise of the Warrants, each in accordance with the applicable law and rules and regulations of Nasdaq, no later than October 1, 2023. This Issuance Proposal is intended to fulfill this final covenant.

Preferred Shares

The terms of the Series B Preferred Stock are as set forth in a Certificate of Designations (the “Certificate of Designations”), which was filed with and became effective with the Secretary of State for the State of Nevada on May 10, 2023. The Certificate of Designations was filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on May 11, 2023, and is incorporated herein by reference.

The Series B Preferred Stock will be convertible into Preferred Shares at the election of the holder at any time at the Conversion Price. The Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment in the event of any issuances of common stock, or securities convertible, exercisable or exchangeable for common stock, at a price below the then-applicable Conversion Price (subject to certain exceptions). We will be required to redeem the Series B Preferred Stock in 14 equal monthly installments, commencing on November 9, 2023. The amortization payments due upon such redemption are payable, at our election, in cash, or subject to certain limitations, in shares of common stock valued at the lower of (i) the conversion price then in effect and (ii) the greater of (A) a 20% discount to the average of the three lowest closing prices of our common stock during the thirty trading day period immediately prior to the date the amortization payment is due or (B) the lower of (I) $0.556 and (II) 20% of the Minimum Price (as defined in Rule 5635 of the Rules of the Nasdaq Stock Market) on the date of receipt of shareholder approval hereunder; provided that if the amount set forth in clause B is the lowest effective price, we will be required to pay the amortization payment in cash. In certain situations, we may require holders to convert their Series B Preferred Stock into Preferred Shares.

The holders of the Series B Preferred Stock are entitled to dividends of 4% per annum, compounded monthly, which are payable in cash or shares of common stock at our option, in accordance with the terms of the Certificate of Designations. Upon the occurrence and during the continuance of a Triggering Event (as defined in the Certificate of Designations), the Series B Preferred Stock will accrue dividends at the rate of 15% per annum. The holders of Series B Preferred Stock have no voting rights on account of the Series B Preferred Stock, other than with respect to certain matters affecting the rights of the Series B Preferred Stock.

Notwithstanding the foregoing, our ability to settle conversions and make amortization payments using shares of common stock is subject to certain limitations set forth in the Certificate of Designations, including a limit on the number of shares that may be issued until the time, if any, that our stockholders have approved the issuance of more than 19.9% of our outstanding shares of common stock in accordance with Nasdaq listing standards (the “Nasdaq Stockholder Approval”). We agreed to seek stockholder approval of these matters at a meeting to be held no later than October 1, 2023. The special meeting is being held and this Issuance Proposal is being submitted to our stockholders in order to achieve Nasdaq Stockholder Approval. Further, the Certificate of Designations contains a certain beneficial ownership limitation after giving effect to the issuance of shares of common stock issuable upon conversion of, or as part of any amortization payment under, the Certificate of Designations or Warrants.

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The Certificate of Designations includes certain Triggering Events (as defined in the Certificate of Designations), including, among other things, the failure to file and maintain an effective registration statement covering the sale of the holder’s securities registrable pursuant to the November Registration Rights Agreement (defined below) and our failure to pay any amounts due to the holders of the Series B Preferred Stock when due. In connection with a Triggering Event, each holder of Series B Preferred Stock will be able to require us to redeem in cash any or all of the holder’s Series B Preferred Stock at a premium set forth in the Certificate of Designations.

We are subject to certain affirmative and negative covenants regarding the incurrence of indebtedness, acquisition and investment transactions, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends (other than dividends pursuant to the Certificate of Designations), distributions or redemptions, and the transfer of assets, among other matters.

Warrants

The Warrants are exercisable for Warrant Shares immediately at an exercise price of $4.00 per share (the “Exercise Price”) and expire five years from the date of issuance. The Exercise Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment, on a “full ratchet” basis, in the event of any issuances of common stock, or securities convertible, exercisable or exchangeable for common stock, at a price below the then-applicable Exercise Price (subject to certain exceptions). The Warrants may be exercised for cash, provided that, if there is no effective registration statement available registering the exercise of the Warrants, the Warrants may be exercised on a cashless basis.

Registration Rights Agreement

In connection with the Purchase Agreement, on May 9, 2023, we and the Investors entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Under the terms of the Registration Rights Agreement, we agreed to register 200% of the Conversion Shares. We also agreed to other customary obligations regarding registration, including indemnification and maintenance of the effectiveness of the registration statement.

In connection with the Offering, pursuant to an Engagement Letter, between us and Katalyst Securities LLC (the “Placement Agent”), we paid the Placement Agent a cash fee equal to 6% of the gross proceeds from any sale of securities in the Offering.

Effect of Issuance of Securities

In connection with the Offering, we agreed to seek approval by our stockholders for the issuance of Conversion Shares. The Series B Preferred Stock is initially convertible into up to 8,750,000 shares of our common stock at the Conversion Price. In the event that the Company in its sole discretion determines to make the accrued dividends and amortization payments in shares of common stock and the price per share is less than the Conversion Price, the number of shares of common stock to be issued would be greater than the number of shares at which the Series B Preferred Stock is initially convertible. In the event that the Company in its sole discretion determines to make the accrued dividends and amortization payments in shares of common stock and the price per share is equal to the Floor Price, the number of shares of common stock to be issued would be substantially greater than the number of shares at which the Series B Preferred Stock is initially convertible. The potential issuance of Conversion Shares would result in an increase in the number of shares of common stock outstanding, and our stockholders will incur dilution of their percentage ownership to the extent that the investors convert their Series B Preferred Stock or exercise their Warrants, or additional shares of common stock are issued pursuant to the anti-dilution terms of the Series B Preferred Stock or the Warrants. Because of potential adjustments to the number of shares of common stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants to be issued in connection with the Offering, the exact magnitude of the dilutive effect of the Series B Preferred Stock and Warrants cannot be conclusively determined. However, the dilutive effect may be material to our current stockholders.

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Proposal to Approve Financing Transaction

Nasdaq Listing Rule 5635(d) requires us to obtain stockholder approval prior to the issuance of securities in connection with a transaction other than a public offering involving (i) the sale, issuance or potential issuance by us of our common stock (or securities convertible into or exercisable for our common stock) at a price less than the greater of book or market value which equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance; or (ii) the sale, issuance or potential issuance by us of our common stock (or securities convertible into or exercisable for our common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. In the case of the Offering, the 20% threshold is determined based on the shares of our common stock outstanding immediately preceding the Offering, which we signed on May 9, 2023.

Prior to closing the Offering, we had 21,602,078 shares of common stock issued and 16,793,980 shares outstanding. Therefore, the potential issuance of the Conversion Shares would have constituted greater than 20% of the shares of common stock outstanding prior to giving effect to the financing. We are seeking stockholder approval under Nasdaq Rule 5635(d) for the sale, issuance or potential issuance by us of our common stock (or securities convertible into or exercisable for our common stock) in excess of 20% of the shares of common stock outstanding on the original date of entry into the Purchase Agreement, including without limitation, as a result of the anti-dilution feature of the Preferred Shares and Warrants, since such provisions may reduce the per share conversion price or exercise price, as the case may be, and result in the issuance of shares at less than the greater of market price or book value per share.

Effectively, stockholder approval of this Issuance Proposal is one of the conditions for us to receive up to an additional approximately $35 million upon the exercise of the Warrants, if exercised for cash. Loss of these potential funds could jeopardize our ability to execute our business plan.

We generally have no control over whether the holders of Series B Preferred Stock convert their Series B Preferred Stock (other than pursuant to the mandatory exercise feature of the Series B Preferred Stock) or whether the Warrant holders exercise their Warrants. For these reasons, we are unable to accurately forecast or predict with any certainty the total amount of Conversion Shares that may be issued. Under certain circumstances, however, it is possible, that we may have to issue more than 20% of our outstanding shares of common stock to the Series B Preferred Stock and Warrant holders under the terms of the Offering. Therefore, we are seeking stockholder approval under this proposal to issue more than 20% of our outstanding shares of common stock, if necessary, to the Series B Preferred Stock and Warrant holders under the terms of the Offering.

Any transaction requiring approval by our stockholders under Nasdaq Listing Rule 5635(d) would likely result in a significant increase in the number of shares of our common stock outstanding, and, as a result, our current stockholders will own a smaller percentage of our outstanding shares of common stock.

Future issuances of securities in connection with the Offering, if any, may cause a significant reduction in the percentage interests of our current stockholders in the voting power, any liquidation value, our book and market value, and in any future earnings. Further, the issuance or resale of common stock issued to the Series B Preferred Stock and Warrant holders could cause the market price of our common stock to decline. In addition to the foregoing, the increase in the number of issued shares of common stock in connection with the Offering may have an incidental anti-takeover effect in that additional shares could be used to dilute the stock ownership of parties seeking to obtain control of us. The increased number of issued shares could discourage the possibility of, or render more difficult, certain mergers, tender offers, proxy contests or other change of control or ownership transactions.

Under the Nasdaq Listing Rules, we are not permitted (without risk of delisting) to undertake a transaction that could result in a change in control of us without seeking and obtaining separate stockholder approval. We are not required to obtain stockholder approval for the Offering under Nasdaq Listing Rule 5635(b) because the Series B Preferred Stock and Warrant holders have agreed that, for so long as they hold any shares of our common stock, neither they nor any of their affiliates will acquire shares of our common stock which result in them and their affiliates, collectively, beneficially owning or controlling more than 4.99% (which percentage can be increased to 9.99%) of the total outstanding shares of our common stock.

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Consequences of Not Approving this Proposal

After extensive efforts to raise capital on more favorable terms, we believed that the Offering was the only viable financing alternative available to us at the time. If our stockholders do not approve this proposal, we will not be able to issue more than 20% of our outstanding shares of common stock to the Series B Preferred Stock and Warrant holders in connection with the Offering. As a result, we may be unable to make some of the amortization or dividend payments due to the holders of the Series B Preferred Stock in shares of our common stock or issue sufficient shares upon conversion of the Series B Preferred Stock or exercise of the Warrants which will, in lieu of those shares, require that we pay substantial cash amounts to the Series B Preferred Stock and Warrant holders. We do not anticipate having sufficient funds to make any substantial cash payments to the holders of Series B Preferred Stock.

Vote Required and Board’s Recommendation

Nasdaq Listing Rule 5635(d) generally requires us to obtain stockholder approval prior to issuing more than 20% of our outstanding shares of common stock under the Offering. The approval of this Issuance Proposal requires the affirmative vote of the holders of a majority of the total votes cast in person or by proxy at the special meeting. Abstentions will be treated as votes against this proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

THE BOARD RECOMMENDS A VOTE TO APPROVE THE ISSUANCE OF SHARES OF OUR COMMON STOCK UNDERLYING THE SERIES B PREFERRED STOCK AND WARRANTS, IN AN AMOUNT EQUAL TO OR IN EXCESS OF 20% OF OUR COMMON STOCK OUTSTANDING BEFORE THE ISSUANCE OF SUCH PREFERRED SHARES AND WARRANTS, IN SATISFACTION OF THE NASDAQ LISTING RULE 5635(D), INCLUDING ANY AMORTIZATION PAYMENTS MADE TO THE HOLDERS OF CONVERTIBLE PREFERRED STOCK IN THE FORM OF ISSUANCE OF SHARES OF COMMON STOCK AND UPON THE OPERATION OF ANTI-DILUTION PROVISIONS CONTAINED IN SUCH CONVERTIBLE PREFERRED STOCK AND WARRANTS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF THE PROPOSAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

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AUTHORIZED SHARE PROPOSAL

(Notice Item 2)

Our Board has determined that it is advisable to increase our authorized common stock from 133,333,334 shares to 200,000,000 shares, and has voted to recommend that the stockholders adopt an amendment to the PharmaCyte Charter effecting the proposed increase. The full text of the proposed amendment to the PharmaCyte Charter is attached to this proxy statement as Appendix A.

As of July 14, 2023, approximately 13.6 million shares of our common stock were issued and approximately 8.8 million of our shares of common stock were outstanding and approximately an additional 27.6 million shares were reserved for issuance upon the conversion of existing securities and exercise of options granted under our various stock-based plans. Accordingly, a total of approximately 96.5 million shares of common stock are available for future issuance.

Our Board believes it continues to be in our best interest to have sufficient additional authorized but unissued shares of common stock available in order to provide flexibility in connection with the Issuance Proposal as well as for corporate action in the future. Aside from the agreements entered into in connection with the Offering, we currently have no specific understandings, arrangements or agreements with respect to any future acquisitions that would require us to issue a material amount of new shares of our common stock. However, our Board believes that after giving effect to the Conversion Shares to be issued in connection with the Offering, the currently available unissued shares do not provide sufficient flexibility for corporate action in the future.

We will not solicit further authorization by vote of the stockholders for the issuance of the additional shares of common stock proposed to be authorized, except as required by law, regulatory authorities or rules of The Nasdaq Stock Market or any other stock exchange on which our shares may then be listed. The issuance of additional shares of common stock could have the effect of diluting existing stockholder earnings per share, book value per share and voting power. Our stockholders do not have any preemptive right to purchase or subscribe for any part of any new or additional issuance of our securities.

The affirmative vote of a majority of the common stock outstanding and entitled to vote at the annual meeting is required to approve the amendment to the PharmaCyte Charter to effect the proposed increase in our authorized shares.

OUR BOARD RECOMMENDS A VOTE TO APPROVE THE AMENDMENT TO THE PHARMACYTE CHARTER TO INCREASE THE AUTHORIZED SHARES OF THE COMPANY, AND PROXIES SOLICITED BY OUR BOARD WILL BE VOTED IN FAVOR OF THE AMENDMENT UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

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OTHER MATTERS

Our Board knows of no other business that will be presented to the special meeting. If any other business is properly brought before the special meeting, proxies will be voted in accordance with the judgment of the persons named therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2023 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, we must receive stockholder proposals no later than August 2, 2023. All stockholder proposals should be marked for the attention of Interim President, PharmaCyte Biotech, Inc., 3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169.

In addition to satisfying the foregoing advance notice requirements, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must follow the requirements set forth in Rule 14a-19 as promulgated under the Exchange Act.

3960 Howard Hughes Parkway, Suite 500

Las Vegas, Nevada 89169
__________, 2023

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APPENDIX A

TEXT OF AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES

Certificate of Change Pursuant to NRS 78.209

1. Entity Information:

Name of entity as on file with the Nevada Secretary of State: PharmaCyte Biotech, Inc.

Entity or Nevada Business Identification Number (NVID): NV19961216201

2. Current Authorized Shares:

The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

133,333,334 shares of common stock, par value $0.0001 per share

10,000,000 shares of preferred stock, par value $0.0001 per share

3. Authorized Shares After Change:

The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

200,000,000 shares of common stock, par value $0.0001 per share

10,000,000 shares of preferred stock, par value $0.0001 per share

4. Issuance:

The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

No new shares will be issued pursuant to this increase authorized shares.

5. Provisions:

The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

No fractional shares will be issued pursuant to this increase in authorized shares.

6. Provisions: The required approval of the stockholders has been obtained.

7. Effective date and time: (Optional)

Date:

Time:

8. Signature: (Required)

Signature of Officer

Title

Date

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